Comparison of change in value of $10,000 investment in Dreyfus Growth and Income Fund, Inc. and the Standard & Poor's 500 Composite Stock Price
Index

EXHIBIT A:

             Dreyfus Growth   Standard & Poor's 500
   PERIOD      and Income      Composite Stock
               Fund, Inc.       Price Index *

  12/31/91       10,000            10,000
  10/31/92       11,257            10,281
  10/31/93       13,986            11,814
  10/31/94       13,993            12,270
  10/31/95       15,836            15,510
  10/31/96       18,910            19,245
  10/31/97       21,362            25,423
  10/31/98       22,906            31,019
  10/31/99       27,439            38,978
  10/31/00       29,660            41,348
  10/31/01       24,277            31,083



* Source: Lipper Inc.